Exhibit 99.1

PAPA JOHNS ANNOUNCES THIRD QUARTER 2024 FINANCIAL RESULTS

Louisville, Kentucky (November 7, 2024) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the third quarter ended September 29, 2024.

Highlights
•North America comparable sales(a) were down 6% from a year ago as Domestic Company-owned restaurants were down 7% and North America franchised restaurants were down 5%; International comparable sales(a) were down 3% compared with the prior year period.
•25 net restaurant openings in the third quarter; North America remains on track for more than 100 gross restaurant openings in fiscal year 2024, while International anticipated gross openings increases to between 170 and 190 restaurants.
•Global system-wide restaurant sales were $1.19 billion, a 3%(b) decrease compared with the prior year third quarter, driven by lower comparable sales partially offset by trailing twelve month net restaurant growth.
•Total revenues of $507 million were down 3% compared with a year ago driven by lower International revenues resulting from the refranchising and closure of Company-owned restaurants and lower sales at our Domestic Company-owned restaurants.
•Operating income increased to $65 million compared with $32 million a year ago, while Adjusted operating income(c) decreased $4 million to $29 million primarily related to lower Domestic Company-owned restaurant-level margins, as anticipated, in the third quarter.
•Diluted earnings per common share of $1.27 compared with $0.48 for the third quarter of 2023; Adjusted diluted earnings per common share(c) was $0.43 compared with $0.53 for the third quarter a year ago.

“In my first few months at Papa Johns, I have been impressed with the disciplined execution of our teams. During the third quarter, we delivered earnings in line with our expectations in what continues to be a very challenging consumer environment,” said Todd Penegor, Papa Johns President and CEO.

“I joined Papa Johns because I could see the potential in this company. With our leadership team, we continue to evaluate the business and refine our key strategic initiatives. We are encouraged by the early progress we are making to improve our value perception along with our digital and loyalty experience. Reigniting our track record of innovation and prioritizing the customer experience and franchisee profitability, we’re confident Papa Johns can return to sustainable, profitable growth,” added Penegor. “We are excited about the opportunities ahead of us and look forward to sharing our progress with our investors and other key stakeholders.”
(a) North America and International comparable sales are reported on a 13-week basis comparing July 1, 2024 through September 29, 2024 with July 3, 2023 through October 1, 2023.
(b) Excludes the impact of foreign currency.
(c) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Financial Highlights

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	September 29, 2024	September 24, 2023	Increase (Decrease)	September 29, 2024	September 24, 2023	Increase (Decrease)
Total revenues	$506,807	$522,812	$(16,005)	$1,528,617	$1,564,391	$(35,774)
Operating income	$65,229	$31,868	$33,361	$127,173	$104,576	$22,597
Adjusted operating income (a)	$29,297	$33,638	$(4,341)	$110,893	$109,671	$1,222
Net income attributable to the Company	$41,808	$15,861	$25,947	$68,687	$56,005	$12,682
Diluted earnings per common share	$1.27	$0.48	$0.79	$2.09	$1.68	$0.41
Adjusted diluted earnings per common share (a)	$0.43	$0.53	$(0.10)	$1.71	$1.80	$(0.09)

Results for the first nine months of 2024 are not directly comparable with the first nine months of 2023, as year-over-year comparisons are impacted by the UK franchisee acquisitions that occurred during the second and third quarters of 2023 and the UK restaurant closures and refranchising transactions in the second and third quarters of 2024.

Quarterly Results

Total revenues of $506.8 million decreased $16.0 million, or 3.1%, in the third quarter of 2024 compared with the prior year period. The lower revenues were largely attributable to: 1) a $9.9 million decrease in International revenues primarily reflecting the net impact of the UK Company-owned restaurants versus the prior year period; 2) an $8.5 million decrease in Domestic Company-owned restaurant sales reflecting lower transaction volumes; and, 3) a $4.8 million decrease related to Preferred Marketing, our formerly wholly-owned print and promotions company which was sold in the fourth quarter of 2023. Partially offsetting these declines was a $5.5 million increase in North America commissary revenues, reflecting higher commodity prices, partially offset by lower transaction volumes.

For the third quarter of 2024, Global system-wide restaurant sales were $1.19 billion, down 3.0% from the prior year quarter (excluding the impact of foreign currency). The decrease was due to lower comparable sales, partially offset by 1.6% global net restaurant growth on a trailing twelve-month basis.

Third quarter Operating income was $65.2 million, a $33.4 million increase compared with the prior year third quarter, primarily due to $41.3 million of gains associated with the sale(b) of two Quality Control Center properties (“QC Centers”) in the current year third quarter. Adjusted operating income(a) was $29.3 million, a $4.3 million, or 12.9%, decrease from the same period a year ago. The variance between Operating income and Adjusted operating income was due to the aforementioned gains from the QC Center sales, $3.9 million of International restructuring costs in the UK, and a $1.5 million non-cash impairment charge primarily related to fixed and intangible assets from the refranchising of 15 Domestic restaurants.

The decrease in Adjusted operating income in the third quarter of 2024 was primarily due to anticipated lower operating margins at our Domestic Company-owned restaurants as the Company strategically reinvested some of its first-half savings into improving its value perception with consumers.

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.
(b) Properties were subsequently leased back by the Company. See “Note 11. Divestitures” in the Company’s Form 10-Q for the quarter ended September 29, 2024 for additional information.

Diluted earnings per common share was $1.27 for the third quarter of 2024 compared with $0.48 in the third quarter of 2023. Adjusted diluted earnings per common share(a) was $0.43 for the third quarter of 2024 compared with $0.53 in the third quarter of 2023. These changes were driven by the same factors impacting Operating income and Adjusted operating income as discussed above. In addition, diluted earnings per common share and Adjusted diluted earnings per common share reflected lower interest expense and a higher effective tax rate compared with the third quarter of 2023. Interest expense decreased largely due to lower average outstanding debt compared with the prior year third quarter. The higher tax rate reflects the impairment charges related to the International Restructuring program as well as the shortfall from the vesting of long-term equity awards, resulting in an additional tax expense when compared with the prior year period.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months ended September 29, 2024.
(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the three and nine months ended September 29, 2024, compared with the three and nine months ended September 24, 2023 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Nine Months Ended
Amounts below exclude the impact of foreign currency	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
Comparable sales growth (decline):
Domestic Company-owned restaurants	(6.7)%	5.9%	(4.6)%	3.8%
North America franchised restaurants	(5.3)%	2.2%	(3.4)%	(0.4)%
North America restaurants	(5.6)%	2.9%	(3.6)%	0.4%
International restaurants	(2.8)%	(0.3)%	(1.8)%	(2.3)%
Total comparable sales growth (decline)	(4.9)%	2.2%	(3.2)%	(0.2)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	(4.8)%	6.7%	(2.8)%	4.7%
North America franchised restaurants	(3.8)%	3.2%	(2.4)%	1.1%
North America restaurants	(4.0)%	3.9%	(2.5)%	1.8%
International restaurants (a)	—%	8.8%	2.2%	6.8%
Total global system-wide restaurant sales growth (decline) (a)	(3.0)%	5.1%	(1.4)%	3.0%

Global Restaurants

As of September 29, 2024, there were 5,908 Papa Johns restaurants operating in 49 countries and territories, as follows:

Third Quarter	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
Beginning - June 30, 2024	537	2,910	3,447	33	2,403	2,436	5,883
Opened	—	18	18	—	36	36	54
Closed	—	(11)	(11)	—	(18)	(18)	(29)
Refranchised	—	—	—	(20)	20	—	—
Ending - September 29, 2024	537	2,917	3,454	13	2,441	2,454	5,908
Net restaurant growth/(decline)	—	7	7	(20)	38	18	25
Trailing four quarters net restaurant growth	11	46	57	(105)	139	34	91

(a) System-wide sales for the nine months ended September 29, 2024 include $7.1 million of International sales related to the first and second quarters of 2024 that were erroneously omitted in prior periods.

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $9.0 million for the nine months ended September 29, 2024, compared with $76.0 million in the prior year period. The year over year change primarily reflects unfavorable working capital changes and timing of cash payments for advertising and income taxes, partially offset by a $4.0 million decrease in capital expenditures.

	Nine Months Ended
(in thousands)	September 29, 2024	September 24, 2023
Net cash provided by operating activities	$55,884	$126,936
Purchases of property and equipment	(46,931)	(50,905)
Free cash flow	$8,953	$76,031

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend

The Company paid cash dividends of $15.2 million ($0.46 per common share) in the third quarter of 2024. On October 29, 2024, our Board of Directors declared a fourth quarter dividend of $0.46 per common share. The dividend will be paid on November 29, 2024 to stockholders of record as of the close of business on November 18, 2024.

Conference Call

Papa Johns will host a call with analysts today, November 7, 2024, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,900 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, investments in and repositioning of the UK market, International restructuring plans, timing and costs, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised restaurants and our quality control centers; increases in labor costs, changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflicts in Ukraine and the Middle East and other international conflicts and risks related to a possible economic recession or downturn that could reduce consumer spending or demand. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Contact

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: Adjusted operating income, Adjusted net income attributable to common shareholders and Adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to Adjusted operating income, Adjusted net income attributable to common shareholders and Adjusted diluted earnings per common share are Operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table that follows reconciles our GAAP financial results to our non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
Operating income	$65,229	$31,868	$127,173	$104,576
Gain on sale of QC Center properties (a)	(41,289)	—	(41,289)	—
International restructuring costs (b)	3,862	—	19,514	—
UK repositioning and acquisition-related costs (c)	—	1,193	—	2,501
Legal settlements (d)	—	577	—	577
Other costs (e)	1,495	—	5,495	2,017
Adjusted operating income	$29,297	$33,638	$110,893	$109,671

Net income attributable to common shareholders	$41,808	$15,861	$68,687	$56,005
Gain on sale of QC Center properties (a)	(41,289)	—	(41,289)	—
International restructuring costs (b)	3,862	—	19,514	—
UK repositioning and acquisition-related costs (c)	—	1,193	—	2,501
Legal settlements (d)	—	577	—	577
Other costs (e)	1,495	—	5,495	2,017
Tax effect of adjustments (f)	8,121	(404)	3,679	(1,162)
Adjusted net income attributable to common shareholders	$13,997	$17,227	$56,086	$59,938

Diluted earnings per common share	$1.27	$0.48	$2.09	$1.68
Gain on sale of QC Center properties (a)	(1.25)	—	(1.25)	—
International restructuring costs (b)	0.12	—	0.59	—
UK repositioning and acquisition-related costs (c)	—	0.04	—	0.07
Legal settlements (d)	—	0.02	—	0.02
Other costs (e)	0.04	—	0.17	0.06
Tax effect of adjustments (f)	0.25	(0.01)	0.11	(0.03)
Adjusted diluted earnings per common share	$0.43	$0.53	$1.71	$1.80

Refer to footnotes on following page.

Footnotes to Non-GAAP Financial Measures
(a)Represents pre-tax gain on sale, net of transaction costs, realized upon the August 2, 2024 completion of the sale of our Texas and Florida QC Center properties.
(b)Represents costs associated with the Company’s International Restructuring plan. For the three and nine months ended September 29, 2024, these costs are comprised primarily of lease and fixed asset impairment charges related to restaurant closures in the UK, professional services and other related costs, losses on refranchising Company-owned restaurants, losses on franchisee notes receivable, lease termination costs, as well as severance.
(c)Represents costs associated with repositioning the UK portfolio as well as transaction costs related to the acquisition of restaurants from franchisees.
(d)Represents accruals for certain legal settlements, recorded in General and administrative expenses.
(e)For the three and nine months ended September 29, 2024, represents non-cash impairment and remeasurement charges related primarily to fixed and intangible assets from the refranchising of 15 Domestic Company-owned restaurants. For the three and nine months ended September 24, 2023, represents severance and related costs associated with the transition of certain executives, recorded in General and administrative expenses.
(f)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.6% and 22.8% for the three and nine months ended September 29, 2024 and September 24, 2023, respectively.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	September 29, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,550	$40,587
Accounts receivable, net	101,804	104,244
Notes receivable, current portion	5,728	5,199
Income tax receivable	2,414	2,577
Inventories	36,488	36,126
Prepaid expenses and other current assets	51,873	42,285
Total current assets	215,857	231,018
Property and equipment, net	266,508	282,812
Finance lease right-of-use assets, net	25,535	31,740
Operating lease right-of-use assets	191,194	164,158
Notes receivable, less current portion, net	7,346	12,346
Goodwill	76,460	76,206
Other assets	77,975	76,725
Total assets	$860,875	$875,005

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$62,800	$74,949
Income and other taxes payable	10,166	17,948
Accrued expenses and other current liabilities	139,301	158,167
Current deferred revenue	19,645	20,427
Current finance lease liabilities	6,962	9,029
Current operating lease liabilities	26,001	24,076
Current portion of long-term debt	5,650	—
Total current liabilities	270,525	304,596
Deferred revenue	18,737	20,366
Long-term finance lease liabilities	19,921	24,144
Long-term operating lease liabilities	180,137	151,050
Long-term debt, less current portion, net	721,355	757,422
Other long-term liabilities	64,882	60,192
Total liabilities	1,275,557	1,317,770

Redeemable noncontrolling interests	937	851

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,282 at September 29, 2024 and 49,235 at December 31, 2023)	493	492
Additional paid-in capital	449,141	452,290
Accumulated other comprehensive loss	(6,580)	(7,803)
Retained earnings	242,269	219,027
Treasury stock (16,645 shares at September 29, 2024 and 16,747 shares at December 31, 2023, at cost)	(1,116,256)	(1,123,098)
Total stockholders’ deficit	(430,933)	(459,092)
Noncontrolling interests in subsidiaries	15,314	15,476
Total Stockholders’ deficit	(415,619)	(443,616)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$860,875	$875,005

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
Revenues:
Domestic Company-owned restaurant sales	$168,672	$177,195	$518,103	$532,841
North America franchise royalties and fees	33,831	35,041	103,937	105,824
North America commissary revenues	210,389	204,887	611,873	624,433
International revenues	33,024	42,927	113,433	108,998
Other revenues	60,891	62,762	181,271	192,295
Total revenues	506,807	522,812	1,528,617	1,564,391
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	142,403	145,433	419,189	436,922
North America commissary expenses	193,818	189,551	561,316	576,434
International expenses	19,001	29,796	74,424	67,542
Other expenses	55,543	57,587	164,261	177,661
General and administrative expenses	13,553	52,173	129,726	154,441
Depreciation and amortization	17,260	16,404	52,528	46,815
Total costs and expenses	441,578	490,944	1,401,444	1,459,815
Operating income	65,229	31,868	127,173	104,576
Net interest expense	(10,629)	(11,378)	(32,588)	(31,674)
Income before income taxes	54,600	20,490	94,585	72,902
Income tax expense	12,812	4,539	25,347	16,546
Net income before attribution to noncontrolling interests	41,788	15,951	69,238	56,356
Net loss (income) attributable to noncontrolling interests	20	(90)	(551)	(351)
Net income attributable to the Company	$41,808	$15,861	$68,687	$56,005

Basic earnings per common share	$1.28	$0.49	$2.10	$1.69
Diluted earnings per common share	$1.27	$0.48	$2.09	$1.68

Basic weighted average common shares outstanding	32,745	32,564	32,701	33,053
Diluted weighted average common shares outstanding	32,930	32,800	32,850	33,287

Dividends declared per common share	$0.46	$0.46	$1.38	$1.30

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(In thousands)	September 29, 2024	September 24, 2023
Operating activities
Net income before attribution to noncontrolling interests	$69,238	$56,356
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	2,936	1,348
Depreciation and amortization	52,528	46,815
Refranchising and impairment loss	17,433	—
Deferred income taxes	3,877	3,481
Stock-based compensation expense	5,903	13,224
Gain on disposal of property and equipment	(42,034)	—
Other	614	331
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	879	(11,643)
Income tax receivable	232	7,617
Inventories	(207)	3,875
Prepaid expenses and other current assets	(1,684)	(2,104)
Other assets and liabilities	(5,923)	2,057
Accounts payable	(12,389)	15,237
Income and other taxes payable	(7,609)	1,087
Accrued expenses and other current liabilities	(25,837)	(6,579)
Deferred revenue	(2,073)	(4,166)
Net cash provided by operating activities	55,884	126,936
Investing activities
Purchases of property and equipment	(46,931)	(50,905)
Notes issued	(154)	(7,310)
Repayments of notes issued	3,148	5,759
Acquisitions, net of cash acquired	—	(5,599)
Proceeds from dispositions	49,012	—
Other	2,373	401
Net cash provided by (used in) investing activities	7,448	(57,654)
Financing activities
Net (repayments) proceeds of revolving credit facilities	(31,589)	185,789
Proceeds from exercise of stock options	1,021	1,816
Acquisition of Company common stock	—	(210,348)
Dividends paid to common stockholders	(45,381)	(43,641)
Tax payments for equity award issuances	(3,508)	(6,279)
Distributions to noncontrolling interests	(627)	(651)
Principal payments on finance leases	(6,778)	(5,975)
Other	278	150
Net cash used in financing activities	(86,584)	(79,139)
Effect of exchange rate changes on cash and cash equivalents	215	(24)
Change in cash and cash equivalents	(23,037)	(9,881)
Cash and cash equivalents at beginning of period	40,587	47,373
Cash and cash equivalents at end of period	$17,550	$37,492